EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of
Echelon International Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Echelon International Corporation of our report dated February 22, 1999, relating to the consolidated balance sheets of Echelon International Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders' equity for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Echelon International Corporation.




St. Petersburg, Florida
September 28, 1999